Exhibit 99.1

Contact Information:
David L. Renauld
Proxim Investor Relations
+ 1 413 584 1425

Amit Malhotra
Proxim Marketing
+1 408 542 5366

       David Olson Becomes Proxim's President and Chief Operating Officer

SAN JOSE, California, December 12, 2005 -- Proxim Wireless Corporation, a global provider of broadband wireless equipment and wholly owned subsidiary of Terabeam, Inc. (Nasdaq: TRBM), today announced that David F. Olson is its President and Chief Operating Officer. As President and COO, Mr. Olson is responsible for worldwide enterprise, carrier, and channel sales as well as manufacturing and technical support and services for the company. He reports to Robert Fitzgerald, Proxim Wireless' Chief Executive Officer.

Mr. Olson joined Terabeam and Proxim Wireless in connection with the acquisition of Proxim Corporation's operations on July 27, 2005. He had held a number of senior management positions with Proxim Corporation beginning in 2003. In late 2002, Mr. Olson served as interim chief operating officer for Danger, Inc. Mr. Olson served as president and chief executive officer of iGO, Inc. during 2002, leading that company's restructuring and eventual acquisition. He also held executive positions with Sky Stream Networks, Avid Technologies, and Sun Microsystems. Mr. Olson earned his MBA from Harvard University Graduate School of Business Administration and bachelors and masters degrees from the University of Minnesota.

"I am excited by the opportunities presented by this expanded position," Mr. Olson stated. "I look forward to working with the rest of the Proxim Wireless team and our partners to continue to make our company a success."

Robert Fitzgerald stated, "David has the right skills at the right time for the success of our company. I look forward to continuing to work with him."


       2115 O'Nel Drive, San Jose, CA 95131 P 408.731.2700 F 408.731.3675
                                 www.proxim.com

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About Proxim Wireless
---------------------

Proxim Wireless Corporation is a wholly owned subsidiary of Terabeam, Inc. (NASDAQ: TRBM). Proxim Wireless is a global leader in providing Wi-Fi and other broadband wireless solutions to meet the performance, scalability, and security requirements of enterprises, government, and service providers. Information about Proxim and its products and support can be found at http://www.proxim.com.
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Safe Harbor Statement
---------------------

Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from the results anticipated in these forward-looking statements. The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to the downturn and ongoing uncertainty in the telecommunications industry and larger economy; the intense competition in our industries and resulting impacts on our pricing, gross margins, and general financial performance; difficulties or delays in developing and supplying new products with the contemplated or desired features, performance, cost, price, and other characteristics; risks arising from and relating to Terabeam's recent acquisition of Proxim Corporation's operations, assets, and relationships; and the impacts and effects of any other strategic transactions we may evaluate or consummate. Further information on these and other factors that could affect our actual results is and will be included in filings made by Terabeam from time to time with the Securities and Exchange Commission and in our other public statements.



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